May 23, 2000


The Audit Committee
Tapistron International, Inc.
P. O. Box 1067
Ringgold, Georgia  30736-1067


We are pleased to confirm our understanding of the services we are to provide for Tapistron International, Inc. for the year ended July 31, 2000.

We will audit the balance sheet of Tapistron International, Inc. as of July 31, 2000, and the related statements of operations, retained earnings, and cash flows for the year then ended.

The objective of our audit is the expression of an opinion about whether your financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles. Our audit will be conducted in accordance with generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and banks. We will request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of our audit, we will require certain written representations from you about the financial statements and related matters.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Because of the concept of reasonable assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or other illegal acts, may exist and not be detected by us. In addition, an audit is not designed to detect errors, fraud, or other illegal acts that are immaterial to the financial statements. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, during the audit, if we become aware of such reportable conditions, we will communicate them to you.


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We understand that you are responsible for making all financial records and related information available to us and that you are responsible for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles, and the safeguarding of assets. Management is also responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

We understand that your employees will prepare all cash, accounts receivable, and other confirmations we request and will locate any documents selected by us for testing.

Our audit is being performed solely for the benefit of Tapistron International, Inc. Also, we will not disclose any information or other findings to an outside third party without your permission.

We have advised you of the limitations of our audit regarding the detection of fraud that is immaterial to the financial statements including immaterial misappropriation of cash or other assets. We can at your written request perform other agreed-upon procedures specifically designed to detect such immaterial fraud for an additional fee. Although you understand the limitations of our audit, you do not wish to engage us to perform any such additional procedures at this time.

As part of our engagement, we will also prepare the federal and state income tax returns for your company for the year ended July 31, 2000.

In addition to the audit and tax returns we will assist you in the preparation of form 10-K for filing with the SEC. We will review the interim financial statements to be included in your form 10-Q, beginning with the quarter ending April 30, 2000.

We expect to begin our audit on approximately August 14, 2000 and to complete your tax returns and issue our report no later than October 15, 2000. We will observe the counting of inventories on July 31, 2000.

Our fees for the audit will be based on the complexity of the project and our standard per diem hourly rates. You will also be billed for travel and other out-of-pocket costs. Our invoices for these fees will be rendered each month as work progresses and are payable on presentation. In accordance with our firm policies, work may be suspended if your account becomes 90 days or more overdue and will not be resumed until your account is paid in full. If we elect to terminate our services for nonpayment, you will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination, and to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

We understand that you intend to include our report in your annual report to shareholders and form 10-K to be filed with the SEC, and make reference to us in such filing as auditors. You agree to provide us with printer's proofs of masters for our review and approval before printing. You also agree to provide us with a copy of the final reproduced material for our approval before it is distributed.


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You agree that our liability hereunder from damages, regardless of the form of action, shall not exceed the total amount paid for the services described in this letter. You agree that Barfield, Murphy, Shank & Smith, P.C. shall not be held liable for any lost profits, or for any claim or demand against you by any other party, and we are not liable for incidental or consequential damages unless this letter has been modified to include the possibility of such liability.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Sincerely,



Barfield, Murphy, Shank & Smith, PC



RESPONSE:

This letter correctly sets forth the understanding of Tapistron International, Inc.

Signature: /s/ Jack Godfrey
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Title:       Chairman - Audit Committee
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Date:    May 25, 2000
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